                                                                    EXHIBIT 10.1



        Portions of this Exhibit have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.

                                                                    EXHIBIT 10.1








                             CO-PROMOTION AGREEMENT


                                     between



                            OSI PHARMACEUTICALS, INC.



                                       and



                                ARES TRADING S.A.



                           dated as of March 11, 2003

                                Table of Contents

                                                                                           Page
                                                                                           ----
                                                        `
ARTICLE I        DEFINITIONS.................................................................1

ARTICLE II       OSI'S RIGHTS AND RESPONSIBILITIES..........................................11
     2.1.   Grant of Rights.................................................................11
     2.2.   Oncology Marketing..............................................................11
     2.3.   Compliance......................................................................12
     2.4.   Sales Representatives...........................................................13
     2.5.   Marketing Management Team.......................................................14
     2.6.   Medical Science Liaisons........................................................14
     2.7.   Training........................................................................14
     2.8.   National Launch Meeting and Periodic Sales Meetings.............................16
     2.9.   Detailing.......................................................................16
     2.10.  Promotional Materials...........................................................16
     2.11.  Samples.........................................................................17
     2.12.  Clinical Trials.................................................................19
     2.13.  Promotional Activities..........................................................21
     2.14.  MSL Activities..................................................................21
     2.15.  Activities Reports..............................................................22
     2.16.  Communication...................................................................22

ARTICLE III      MANAGEMENT OF CO-PROMOTION.................................................22
     3.1.   Joint Management Committee......................................................22
     3.2.   Meetings........................................................................23
     3.3.   Decision Making.................................................................23
     3.4.   Responsibilities................................................................23
     3.5.   Retention of Rights.............................................................25

ARTICLE IV       REGULATORY MATTERS.........................................................25
     4.1.   Regulatory Approvals............................................................25
     4.2.   Communications with the FDA.....................................................25
     4.3.   Submissions to the FDA..........................................................26
     4.4.   Investigations..................................................................26
     4.5.   Recalls.........................................................................26
     4.6.   OSI Notification................................................................26
     4.7.   Adverse Drug Experiences and Technical Complaints...............................27
     4.8.   Inquiries.......................................................................27

ARTICLE V        SERONO'S RIGHTS AND RESPONSIBILITIES.......................................28
     5.1.   Product Pricing and Discounting.................................................28
     5.2.   Contracting with Organizations..................................................28
     5.3.   Approval of Promotional Materials, Training Materials and Materials used in the Conduct of MSL Activities...................................................28
     5.4.   Distribution and Sales..........................................................29

     5.5.   Compliance with Codes and Standards.............................................29
     5.6.   Communication...................................................................29
     5.7.   Manufacturing Rights/Obligations................................................29
     5.8.   NDA/Regulatory..................................................................30
     5.9.   Product Supply..................................................................30
     5.10.  Inventory.......................................................................30
     5.11.  Compliance......................................................................30
     5.12.    **............................................................................30
     5.13.  MS Marketing Plan...............................................................30
     5.14.  Availability of Data............................................................31
     5.15.  Website.........................................................................31
     5.16.    ** ...........................................................................32
     5.17.  Indigent Patient Program........................................................32
     5.18.  Sales Report....................................................................32
     5.19.  IMS Data........................................................................32

ARTICLE VI       PAYMENT....................................................................32
     6.1.   Initial Fee.....................................................................32
     6.2.   Transition Services Fee.........................................................33
     6.3.   Maintenance Fee.................................................................33
     6.4.   Net Sales Report................................................................33
     6.5.   Net Sales Determination.........................................................33
     6.6.   Commission Payment..............................................................34
     6.7.   Payment Currency................................................................35
     6.8.   Payments........................................................................35
     6.9.   Taxes...........................................................................36
     6.10.  Withholding Taxes...............................................................36

ARTICLE VII      ACCOUNTING AND REPORTS.....................................................36
     7.1.   Books and Records...............................................................36
     7.2.   Audit...........................................................................37
     7.3.   Sales Force Efforts.............................................................38

ARTICLE VIII     INTELLECTUAL PROPERTY RIGHTS...............................................38
     8.1.   Trademark and Corporate Logos...................................................38
     8.2.   Copyrights......................................................................39
     8.3.   Know-How........................................................................40
     8.4.   Patent..........................................................................40
     8.5.   License Agreement and Manufacturing Agreement...................................41

ARTICLE IX       CONFIDENTIAL INFORMATION...................................................41
     9.1.   Treatment of Confidential Information...........................................41
     9.2.   Disclosure to Affiliates and Agents.............................................41
     9.3.   Injunctive Relief...............................................................42


----------
** This portion has been redacted pursuant to a confidential treatment request.

ARTICLE X        REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION............................42
     10.1.  Serono's Representations........................................................42
     10.2.  OSI's Representations...........................................................44
     10.3.  Indemnification of OSI..........................................................45
     10.4.  Indemnification of Serono.......................................................45
     10.5.  Indemnification Procedures for Third Party Claims...............................46
     10.6.  Non-Duplicative Payment.........................................................47
     10.7.  Insurance.......................................................................47
     10.8.  Limitation of Liability.........................................................47

ARTICLE XI       TERM AND TERMINATION.......................................................48
     11.1.  Term............................................................................48
     11.2.  Termination for Breach..........................................................48
     11.3.  Termination Upon Other Events...................................................48
     11.4.  Termination after the First Generic Date........................................48
     11.5.  Termination for Bankruptcy......................................................48
     11.6.  Survival of Obligations.........................................................49

ARTICLE XII Non-Competition.................................................................50
     12.1.  Mitoxantrone....................................................................50
     12.2.  Other Products..................................................................50

ARTICLE XIII     DISPUTE RESOLUTION.........................................................50
     13.1.  Disputes Concerning Matters Subject to Determination by the JMC.................50
     13.2.  Other Disputes..................................................................51

ARTICLE XIV      MISCELLANEOUS..............................................................51
     14.1.  Entire Agreement................................................................51
     14.2.  Governing Law...................................................................51
     14.3.  Notices.........................................................................52
     14.4.  Force Majeure...................................................................53
     14.5.  Assignment......................................................................54
     14.6.  Performance by an Affiliate.....................................................54
     14.7.  Amendments and Waivers..........................................................54
     14.8.  Severability....................................................................55
     14.9.  Counterparts....................................................................55
     14.10. Relationship of the Parties.....................................................55
     14.11. Non-Solicitation of Employees...................................................55
     14.12. Press Releases..................................................................56
     14.13. Third Party Beneficiaries.......................................................56
     14.14. Headings........................................................................57
     14.15. Interpretation..................................................................57
     14.16. Further Assurances; Covenant to Cooperate.......................................57

----------

14.17. No Set Off......................................................................57

                             CO-PROMOTION AGREEMENT

        THIS CO-PROMOTION AGREEMENT (the "Agreement"), dated as of March 11, 2003 (the "Effective Date"), between ARES TRADING S.A. ("Serono"), a corporation organized under the laws of Switzerland and having a principal place of business at Chateau de Vaumarcus, 2028 Vaumarcus, Switzerland, and OSI PHARMACEUTICALS, INC. ("OSI"), a corporation organized under the laws of Delaware and having executive offices at 58 South Service Road, Suite 110, Melville, New York 11747;

                                   WITNESSETH:

        WHEREAS, Serono and OSI would like to set forth the terms and conditions pursuant to which they will collaborate in connection with the promotion and marketing of the Product in the Field in the Territory (as such terms are defined below);

        NOW, THEREFORE, based on the premises and the mutual covenants and obligations set forth below, and intending to be bound hereby, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

        The following terms, whether used in the singular or plural, shall have the following meanings:

        1.1. "Act" means the United States Food, Drug and Cosmetic Act, as amended from time to time, and the regulations promulgated thereunder including the guidelines and guidance issued by the FDA.

        1.2. "Activities Report" means the report described in Section 2.15.

        1.3. "Affiliate" means any entity that directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement, but only for so long as such control shall continue. For purposes of this definition, "control" (including, with correlative meanings, "controlled by," "controlling" and "under common control with") means possession, directly or indirectly, of (i) the power to direct or cause the direction of the management and policies of an entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (ii) at least fifty percent (50%) of the voting securities or other comparable equity interests.

        1.4. "Breaching Party" shall have the meaning set forth in Section 11.2.

        1.5. **

        1.6. "Business Day" means a day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York or Geneva, Switzerland are authorized by Law to remain closed.

        1.7. "Calendar Quarter" means each of the three-month periods ending on March 31, June 30, September 30 and December 31 or, in the case of any partial calendar quarter, the remaining part thereof during the Term. Except with respect to Section 5.14, the first Calendar Quarter hereunder shall be the period from the Effective Date until June 30, 2003.

        1.8. "Calendar Year" means a calendar year during the Term or, in the case of any partial calendar year, the remaining part thereof during the Term.

        1.9. "Chargebacks" means credits, chargebacks, reimbursements, administrative fees and other payments to wholesalers and other distributors, group purchasing organizations, insurers and other institutions.

----------
** This portion has been redacted pursuant to a confidential treatment request.

        1.10. "Clinical Trial" means a clinical trial of the Product in the Field for the Territory, including an investigator-sponsored clinical trial, described in the Oncology Marketing Plan. Clinical Trials shall include the Ongoing Clinical Trials.

        1.11. "Code" or "Codes" means the Code on Interactions with Healthcare Professionals promulgated by the Pharmaceutical Research and Manufacturers of America (PhRMA) and the American Medical Association (AMA) Guidelines on Gifts to Physicians from Industry, as either of the foregoing may be amended from time to time.

        1.12. "Commercially Reasonable Efforts" means the level of efforts and resources required to promote a Product in the Territory in a sustained manner consistent with the efforts a similarly situated company would typically devote to a product of similar sales potential or strategic value resulting from its own research efforts, based on conditions then prevailing.

        1.13. "Commission Payment" shall have the meaning set forth in Section 6.6.

        1.14. "Confidential Information" means all confidential materials, data or other information, including any proprietary information (whether or not patentable, or protectable as a trade secret), regarding a party's technology, products, business or objectives that is disclosed to the other party pursuant to this Agreement. All information disclosed prior to the Effective Date by Serono or its Affiliates to OSI under or pursuant to the Confidentiality Agreement between Serono International S.A. and OSI dated 5 December 2002 (the "CDA") shall be deemed "Confidential Information" of Serono. All information disclosed prior to the Effective Date by OSI or its Affiliates to Serono under or pursuant to the CDA shall be deemed "Confidential Information" of OSI. Excluded from the foregoing definition of Confidential Information is such information that:

                (a) was known by the receiving party or its Affiliates prior to its date of disclosure to the receiving party as shown by the receiving party's or its Affiliates' written records;

                (b) either before or after the date of the disclosure to the receiving party is lawfully disclosed to the receiving party or its Affiliates by third parties who had a legal right to disclose the same;

                (c) either before or after the date of the disclosure to the receiving party becomes published or generally known to the public through no fault or omission on the part of the receiving party or its Affiliates;

                (d) is independently developed by or for the receiving party or its Affiliates without reference to or reliance upon the Confidential Information; or

                (e) is required to be disclosed by the receiving party to comply with applicable Laws, including the Act, or court orders and to defend or prosecute litigation; provided, however, that the receiving party shall, to the extent permitted by such Laws, order or process, first have given prompt notice to the disclosing party to enable it to seek any available exemptions from or limitations on such disclosure requirement and shall reasonably cooperate in such efforts by the disclosing party, at the disclosing party's sole expense.

        1.15. "Control" means the legal authority or right of a party to grant a license or sublicense of intellectual property rights to another party or to otherwise disclose proprietary or trade secret information to such other party, without breaching the terms of any agreement with a third party or misappropriating the proprietary or trade secret information of a third party.

        1.16. "Copyrights" means the copyrights in works of authorship related to the Product in the Field in the Territory that Serono or one its Affiliates Control, together with any registrations and applications for registration thereof.

        1.17. "Detail" means a face-to-face meeting (including live video presentation) with a physician; other medical professional with prescribing authority; or office nurse or medical paraprofessional with influence over pharmaceutical prescribing or treatment regimes for patients in the Territory during which scientific and/or medical information about the Product in the Field is discussed. A Detail does not include a reminder or sample drop. When used as a verb, the term "Detailing" means to engage in the activity of a Detail.

        1.18. "Effective Date" means the date as of which this Agreement is entered into as first set forth above.

        1.19. "FDA" means the United States Food and Drug Administration and any successor agency thereto.

        1.20. "Field" means the treatment of humans for all indications within the field of oncology.

        1.21. "First Generic Date" means the date that a first third party makes a product containing mitoxantrone available for sale in the Territory after receiving approval from the FDA to market such product in the Territory **.

        1.22. "Governmental Authority" means any court, agency, department or other instrumentality of any federal, state, county, city or other political subdivision.

        1.23. "IMS" shall mean IMS Health and its Affiliates.

        1.24. "Indemnified Party" shall have the meaning set forth in Section 10.5.

        1.25. "Indemnifying Party" shall have the meaning set forth in Section 10.5.


----------
** This portion has been redacted pursuant to a confidential treatment request.

        1.26. "Initial Period" shall have the meaning set forth in Section
2.2.2.

        1.27. "Joint Management Committee" or "JMC" means the committee established pursuant to Section 3.1.

        1.28. "Know-How" shall have the meaning set forth in Section 8.3.

        1.29. "Law" or "Laws" means all laws, statutes, rules, regulations, orders, judgments and/or ordinances of any Governmental Authority in the Territory.

        1.30. "License Agreement" means the License and Commercialization Agreement by and between Immunex Corporation and Serono dated November 12, 2002.

        1.31. "Licensed Technology" means the Patent, the Trademark, the Copyrights and the Know-How.

        1.32. "Losses" means any and all (i) losses, liabilities, damages, fines, royalties, governmental penalties, obligations, deficiencies, interest, awards, settlements and judgments, and (ii) costs and expenses and disbursements (including reasonable attorneys' fees and expenses) reasonably incurred in investigating, preparing or defending any claim, action, suit or proceeding, commenced or threatened.

         1.33. "Maintenance Term" means the period from the Effective Date until the later of the expiration of the last Valid Claim or the First Generic Date.

        1.34. "Manufacturing Agreement" means the contract for the manufacture and supply of the Product between Serono or one of its Affiliates and a third-party manufacturer, as such contract may be amended or replaced from time to time.


----------

        1.35. "Medical Science Liaison" means an individual employed by OSI to perform MSL Activities.

        1.36. "MSL Activities" means through the use of Medical Science Liaisons the maintenance of effective relationships with clinical investigators with respect to the Product in the Field in the Territory. MSL Activities would also include responding to physicians' requests for medical information with respect to the Field.

        1.37. "MS Marketing Plan" means the plan for Serono's promotion and detailing of the Product in the Territory in the field of multiple sclerosis.

        1.38. "NDA" means New Drug Application No. 19-297 filed with the FDA with respect to the Product.

        1.39. "Net Sales" means the gross amounts invoiced for the sale of the Product in the Field in the Territory to independent third parties as determined in accordance with Section 6.5, less (to the extent specifically included in the gross amounts invoiced and not already deducted therefrom ) (i) normal and customary returns and allowances (actually paid, or actually estimated under accounting policies and procedures in accordance with International Accounting Standards or U.S. generally accepted accounting principles, consistently applied), including prompt payment and volume discounts, price reductions (including Rebates) and Chargebacks, whether in the form of cash, a credit or free replacements (in which case the amount to be deducted from the gross amounts invoiced shall be the cost of the replacements to Serono); (ii) applicable outbound transportation, importation, insurance or other handling charges, and any duties or other governmental charges imposed upon the importation, use or sale of the Product; (iii) any sales, excise, value added or similar taxes (not including income taxes); (iv) the actual acquisition cost of devices used for dispensing or administering the Product and that accompany the Product as it is sold; (v) amounts debited on account of bad debts with respect to sales previously invoiced as set forth in this Section 1.39; and (vi) **. The transfer of Product by Serono or one of its Affiliates to another Affiliate shall not be considered a sale. Disposal of Product for, or use of Product in, clinical or pre-clinical trials or as free samples shall not give rise to any deemed sale under this Section 1.39.

        1.40. "Non-Breaching Party" shall have the meaning set forth in Section 11.2.

        1.41. "Oncology Marketing Plan" means the plan for OSI's Promotion and Detailing of the Product and the conduct of MSL Activities and clinical trials as described in Section 2.2 hereof.

        1.42. "Ongoing Clinical Trials" means the clinical trials of the Product in the Field in the Territory that are described in Exhibit A hereto.

        1.43. "OSI Parties" shall have the meaning set forth in Section 10.3.1.

        1.44. "Patent" means U.S. Patent No. 4,820,738.

        1.45. "PDMA" shall have the meaning set forth in Section 2.11.2

        1.46. "Primary Detail" means a Detail in which the Product is given significant emphasis which shall not be less than the emphasis given to other products.

        1.47. "Product" means the product containing mitoxantrone hydrochloride that is sold by Serono under the trademark Novantrone(R) as of the Effective Date, including modifications to the product that are covered by the NDA (as modified from time to time, other than modifications that cover new formulations of the product).


----------
** This portion has been redacted pursuant to a confidential treatment request.

        1.48. "Product Labeling" means (i) the FDA approved full prescribing information for the Product, including any required patient information, and
(ii) all labels and other written, printed, or graphic matter upon any container, wrapper, or any package insert, utilized with or for the Product.

        1.49. "Promote" or "Promotion" means performing those activities and obligations that are intended to encourage sales of the Product in the Field in the Territory and are described in the Oncology Marketing Plan, including market research, journal advertising, direct mail programs, direct-to-consumer advertising, and participation in trade shows, symposia, congresses and other medical meetings; provided, however, such activities and obligations shall not include Detailing and the conduct of Clinical Trials or MSL Activities.

        1.50. "Promotional Materials" means all written, printed, graphic, electronic, audio or video matter, including journal advertisements, sales visual aids, direct mail, direct-to-consumer advertising, web pages, web links, Internet postings, broadcast advertisements, sales reminder aids (e.g., scratch pads, pens and other such items) and reprints intended for use or used by OSI in connection with any Promotion or Detailing, except the Product Labeling.

        1.51. "Rebates" means rebates to state Medicaid and other governmental programs and to health plans, insurance companies, mail service pharmacies and other health care providers and payers.

        1.52. "Sales Representative" means an individual employed by OSI or whose services are contracted for by OSI and who engages in Detailing and Promotion.

        1.53. **

        1.54. "Secondary Detail" means a Detail other than a Primary Detail.


----------
** This portion has been redacted pursuant to a confidential treatment request.

        1.55. "Serono Parties" shall have the meaning set forth in Section
10.4.1.

        1.56. "Standards" means the Accreditation Council for Continuing Medical Education (ACCME) Standards for Commercial Support of Continuing Medical Education, as they may be amended from time to time.

        1.57. "Term" means the period from the Effective Date until December 31, 2017, unless sooner terminated as provided in this Agreement.

        1.58. "Territory" means the United States of America, including its territories and possessions.

        1.59. "Third Party Claims" shall have the meaning set forth in Section 10.3.1.


        1.60. "Trademark" means the trademark Novantrone(R) associated with the Product, and/or any other trademark associated with the Product in the Field in the Territory that may be selected and owned by Serono or one of its Affiliates.

        1.61. "Valid Claim" means an unexpired claim of the Patent that has not lapsed or been abandoned; been disclaimed, denied or admitted to be unpatentable, invalid or unenforceable through reissue, reexamination, or disclaimer; or been found to be unpatentable, invalid or unenforceable by a court or other authority in the United States, from which decision no appeal is taken or can be taken.

        Whenever in this Agreement the terms "includes" or "including" are used, unless expressly limited, such terms shall be without limitation to the enumerated or listed items.

                                   ARTICLE II
                        OSI'S RIGHTS AND RESPONSIBILITIES

        2.1. Grant of Rights. Subject to the terms and conditions of this Agreement, Serono grants to OSI under the Licensed Technology the exclusive right during the Term to Promote, Detail and provide MSL Activities for the Product in the Field in the Territory and to conduct the Clinical Trials. The terms, conditions and obligations of this grant of rights are subject to the terms and conditions of, and the obligations of Serono pursuant to, the License Agreement.

        2.2. Oncology Marketing.

                2.2.1 Oncology Marketing Plan. OSI will prepare the Oncology Marketing Plan for Calendar Year 2003 for submission to the JMC for its review and approval within sixty (60) days of Effective Date. For each subsequent Calendar Year, OSI will prepare the Oncology Marketing Plan for submission to the JMC for its review and approval no later than thirty (30) days after the beginning of each such Calendar Year. The Oncology Marketing Plan will include strategic objectives and plans for promoting the Product in the Field in the Territory; the projected number of Primary Details and Secondary Details intended to be performed in each Calendar Quarter; a priority call list of physicians on whom OSI intends the Sales Representatives to call for Detailing; clinical trial strategies and plans; strategies for the conduct of MSL Activities; and forecasts, including an annual sales forecast for the Product in the Field for the upcoming Calendar Year as well as the four (4) Calendar Years thereafter (i.e., a running 5-year sales forecast) as well as forecasts for Clinical Trial supplies and Product samples for the upcoming Calendar Year.

                2.2.2 Oncology Marketing Efforts. OSI shall use Commercially Reasonable Efforts to promote the Product, to maximize sales of the Product and to achieve the objectives set forth in the Oncology Marketing Plan and such efforts shall not be diminished in the event that OSI markets any other product in the Field. In particular, OSI shall begin Promotion and

Detailing of the Product as soon as practicable ** (the "Initial Period") and shall deploy sufficient Sales Representatives for Promotion and Detailing of the Product.

        2.3. Compliance.

                2.3.1 Law, Codes and this Agreement. OSI shall Promote and Detail the Product and conduct the Clinical Trials and the MSL Activities in accordance with applicable Law, the Codes, the terms of this Agreement, and the then-current Oncology Marketing Plan. OSI shall promptly notify Serono of and provide Serono with a copy of any correspondence or other reports with respect to the Promotion and Detailing of the Product or the conduct of Clinical Trials or MSL Activities that OSI receives from any Governmental Authority, including the FDA or from the Pharmaceutical Research and Manufacturers of America (PhRMA) or the American Medical Association (AMA) relating to its compliance with applicable Law or the Codes.

                2.3.2 Standards. OSI shall Promote the Product and conduct the MSL Activities in conformity with the practices and procedures relating to the education of the medical community set forth in the Standards. OSI shall promptly notify Serono of and provide Serono with a copy of any correspondence or other reports with respect to the Promotion of the Product or the conduct of the MSL Activities that OSI receives from the Accreditation Council for Continuing Medical Education (ACCME) relating to its compliance with the Standards.

                2.3.3 Product Labeling and Promotional Materials. In connection with OSI's Promotion and Detailing of the Product, OSI shall not make, nor permit the Sales Representatives to make, any statement, representation or warranty, oral or written, to any third party that is inconsistent with the Product Labeling or the Promotional Materials. OSI shall promptly notify Serono of and provide Serono with a copy of any correspondence or other


----------
** This portion has been redacted pursuant to a confidential treatment request.

reports or complaints received by OSI from any Governmental Authority, including the FDA, or any third party claiming that any Promotional Materials are inconsistent with the Product Labeling or are otherwise in violation of the Act.

                2.3.4 Debarment Limitations. In the course of Promoting and Detailing the Product and conducting the MSL Activities and the Clinical Trials, OSI shall not knowingly use any employee or consultant who is or has been debarred by the FDA or any counterpart of the FDA outside the United States or, to the best of OSI's knowledge, is or has been the subject of debarment proceedings by any such regulatory authority. OSI shall promptly notify Serono of and provide Serono with a copy of any correspondence or other reports with respect to any use of a debarred employee or consultant in connection with OSI's performance of its obligations under this Agreement that OSI receives from any third party.

                2.3.5 Intellectual Property Rights. In the course of Promoting and Detailing the Product and conducting the MSL Activities and the Clinical Trials, OSI shall not misappropriate any trade secret or other intellectual property of a third party. OSI shall promptly notify Serono of and provide Serono with a copy of any correspondence or other reports with respect to any alleged misappropriation of a third party's intellectual property in connection with OSI's performance of its obligations under this Agreement that OSI receives from any third party.

        2.4. Sales Representatives.

                2.4.1 Qualifications. OSI agrees that throughout the Term it shall Promote and Detail the Product using only Sales Representatives who specialize, among other things, in detailing ethical pharmaceutical products to physicians and who have relevant experience. OSI shall require each Sales Representative to attend sales training for the Product as described in Section
2.7.2 before such Sales Representative is permitted to Promote or Detail the Product.

                2.4.2 Compensation. OSI shall be solely responsible for all costs and expenses of compensating the Sales Representatives. To the extent permitted under applicable Laws, OSI shall pay incentive compensation to the Sales Representatives pursuant to an incentive compensation plan that determines the target payment for the Product in a manner that would reasonably be expected to cause the Sales Representatives to promote the Product with at least the same degree of effort that they use for the promotion of other pharmaceutical products of similar sales potential or strategic importance. OSI shall notify the Sales Representatives prior to beginning Detailing for the Product of the total potential incentive compensation. Promptly after the adoption by OSI of an incentive compensation payment plan with respect to the Product pursuant to this Agreement and any material amendments thereto, OSI shall provide to the JMC a summary of the methodology used by OSI to make incentive compensation payments for the Product pursuant to such plan.

        2.5. Marketing Management Team. OSI shall assemble a marketing management team whose responsibility shall be to coordinate and manage the implementation of the Oncology Marketing Plan.

        2.6. Medical Science Liaisons. OSI agrees that throughout the Term it shall conduct MSL Activities using only Medical Science Liaisons who have sufficient technical training and experience to perform such activities in a manner consistent with the practice by leading pharmaceutical and biotechnology companies of such activities within the Field. OSI shall require each Medical Science Liaison to attend training as described in Section 2.7.3 before such Medical Science Liaison is permitted to conduct MSL Activities.

        2.7. Training.

                2.7.1 Training Materials. Within ten (10) days after the Effective Date, Serono shall provide to OSI, at no cost, a mutually agreed number of the training materials received by Serono pursuant to the License Agreement that are appropriate to train Sales Representatives to

Promote and Detail the Product and to train Medical Science Liaisons to conduct MSL Activities, including an electronic copy thereof, if available. OSI shall be permitted, at its own expense, to develop training materials for its Sales Representatives or Medical Science Liaisons in other media or forms provided that such materials are approved by Serono pursuant to Section 5.3. Except with respect to training materials developed or created by or for OSI that relate to the Field in general and not to the Product (which shall be owned by OSI), Serono shall own all rights to all training materials, including all copyrights thereto. OSI shall send such training materials to Serono for review and approval pursuant to Section 5.3. Within thirty (30) days after the termination or expiration of this Agreement, OSI shall return, or otherwise dispose of in accordance with instructions from Serono, all training materials owned by Serono and will provide Serono with a certified statement that all such training materials have been returned or otherwise properly disposed of.

                2.7.2 Training Sales Representatives. OSI shall, at its own expense, train its Sales Representatives using the training materials described in Section 2.7.1, the Promotional Materials and such programs as OSI shall deem appropriate that are in compliance with OSI's obligations hereunder and have been approved by the JMC. Such programs shall include training with respect to reporting adverse drug experiences and technical complaints. After the initial training, OSI shall periodically provide additional training to each Sales Representative, in accordance with OSI's training requirements and training programs that are approved by the JMC and using training materials that are approved by Serono.

                2.7.3 Training Medical Science Liaisons. OSI shall, at its own expense, train its Medical Science Liaisons using the training materials described in Section 2.7.1 and such programs as OSI shall deem appropriate that are in compliance with OSI's obligations hereunder and have been approved by the JMC. After the initial training, OSI shall periodically provide additional training to each Medical Science Liaison, in accordance with OSI's training requirements and training programs that are approved by the JMC and using training materials that are approved by Serono.

                2.7.4 Training Marketing Management. OSI shall also, at its own expense, train its marketing management team using such training materials and programs as OSI shall deem appropriate that are in compliance with OSI's obligations hereunder.

                2.7.5 Communications to Sales Representatives and Medical Science Liaisons. OSI shall provide Serono with copies of general communications (including communications sent electronically or by voice mail) disseminated by OSI to the Sales Representatives and Medical Science Liaisons and relating to strategies for the Promotion or Detailing of the Product or the conduct of MSL Activities, as applicable.

        2.8. National Launch Meeting and Periodic Sales Meetings. The parties intend that OSI will hold a national launch meeting and periodic sales meetings for the Product. Serono shall determine which, if any, of its employees and invitees shall attend such national launch meeting and periodic sales meetings. All such employees and invitees shall attend such activities at Serono's sole expense.

        2.9. Detailing. OSI shall perform during each Calendar Quarter the number of Primary Details and Secondary Details in accordance with the Oncology Marketing Plan.

        2.10. Promotional Materials. Within thirty (30) days after the Effective Date, Serono shall provide to OSI at Serono's acquisition cost a mutually agreed number of copies of the Promotional Materials received by Serono pursuant to the License Agreement that are appropriate for the Promotion of the Product, including an electronic copy thereof, if available. Serono shall invoice OSI for the acquisition cost of such Promotional Materials at the time such materials are provided to OSI and OSI shall pay such invoice within thirty (30) days after its receipt of such invoice. OSI shall Promote and Detail the Product using only the Promotional

Materials and no other promotional, advertising, communication or educational materials. Subject to Serono's approval pursuant to Section 5.3, OSI shall be responsible for the creation, preparation, production and reproduction of all other Promotional Materials, at its own expense. With the exception of any Promotional Materials created or developed by or for OSI that relate to the Field in general and not to the Product (which shall be owned by OSI), Serono shall own all rights to all Promotional Materials, including all copyrights thereto. Unless and until Promotional Materials are approved by Serono for publication or other general dissemination, OSI shall maintain them in confidence pursuant to the terms of Article IX and shall not use them in Promoting or Detailing the Product. OSI shall send the Promotional Materials to Serono for review and approval pursuant to Section 5.3. OSI shall at all times during the Term provide Serono with five (5) final copies of all Promotional Materials concurrently with OSI's initial public dissemination thereof, and such additional copies as may be reasonably requested by Serono from time to time. Within thirty (30) days after the termination or expiration of this Agreement, OSI shall return, or otherwise dispose of in accordance with instructions from Serono, all Promotional Materials owned by Serono and will provide Serono with a certified statement that all such Promotional Materials have been returned or otherwise properly disposed of.

        2.11. Samples.

                2.11.1 Supply. In support of OSI's Promotion of the Product hereunder, Serono shall supply OSI with Product samples in accordance with the forecasts for the supply of Product samples established by the then-current Oncology Marketing Plan. Serono shall ship such samples to a central location designated by OSI.

                2.11.2 Use. OSI shall use Product samples strictly in accordance with the then-current Oncology Marketing Plan and shall store and distribute such samples in full compliance with all applicable Laws, including the requirements of the Prescription Drug Marketing Act of

1987, as amended (the "PDMA"). OSI will maintain those records required by the PDMA and all other Laws and shall allow representatives of Serono to inspect such records and storage facilities for the Product samples during regular business hours on request with reasonable prior notice, but not more than once per Calendar Year, unless Serono has a reasonable cause to be concerned about compliance of such records or storage facilities with applicable Laws or the terms of this Agreement. Subject to receipt of necessary information from OSI on a timely basis, Serono shall be solely responsible for the filing of any necessary reports to the FDA in connection with the PDMA, and OSI agrees to provide Serono with any information in OSI's control that is required by the PDMA to be included in such filings.

                2.11.3 Cost. Serono shall supply Product samples to OSI at Serono's (i) out-of-pocket cost for the purchase of such samples plus ** and
(ii) out-of-pocket cost for the shipment such samples, which amounts shall be invoiced to OSI and shall be payable by OSI within thirty (30) days after the date of invoice.

                2.11.4 Return of Samples. Within thirty (30) days after the termination or expiration of this Agreement, OSI shall return, or otherwise dispose of in accordance with instructions from Serono, all remaining Product samples and will provide Serono with a certified statement that all remaining Product samples have been returned or otherwise properly disposed of.

        2.12. Clinical Trials.

                2.12.1 Conduct. OSI shall conduct the Clinical Trials in accordance with the then-current Oncology Marketing Plan, including by performing the obligations of Serono under the contracts for the Ongoing Clinical Trials and by contracting with third parties to perform the other Clinical Trials. Without the prior written approval of Serono, which approval shall not be


----------
** This portion has been redacted pursuant to a confidential treatment request.

 unreasonably withheld, OSI shall not conduct, sponsor or support any pre-clinical or clinical studies of the Product or make any clinical grants or donations with respect to the Product other than the Clinical Trials. After the Effective Date, OSI shall be responsible for all rights and obligations of Serono under the contracts for the Ongoing Clinical Trials, except to the extent such rights and obligations relate to periods on or prior to the Effective Date; provided, however, that such assumption of responsibility (other than with respect to the payment obligations set forth in Section 2.12.4 hereof) shall be delayed until the earlier of OSI's having obtained appropriate clinical trial insurance coverage for the Ongoing Clinical Trials or March 18, 2003. As soon as is reasonably practical after the Effective Date, Serono will assign and transfer to OSI the contracts for the Ongoing Clinical Trials. To the extent any contract for the Ongoing Clinical Trials is not assignable by Serono, such contract shall be retained by Serono; provided, however, that OSI shall reimburse Serono for any applicable fees or other payments payable to third parties after the Effective Date pursuant to such contracts and the cost of any Product samples provided pursuant to such contracts after the Effective Date. Serono shall approve a template for any contracts for Clinical Trials and further approval will not be required in connection with such contracts, unless there are material changes to such template; provided, however, that any material changes to the template specifically approved by Serono for subsequent use will not require any further approval by Serono. OSI agrees that, in its conduct of the Clinical Trials, it will not infringe any trademarks, know-how, patent rights, or other intellectual property rights of any third party. In addition, without the prior written approval of Serono, OSI shall not conduct, sponsor or support any Clinical Trials that would reasonably be expected to have an adverse effect on Serono's development, promotion or sale of the Product outside the Field.

                2.12.2 Regulatory Compliance. The parties will reasonably cooperate to make any appropriate arrangements in accordance with the Law to permit OSI to conduct the Clinical Trials. OSI will establish such systems and maintain such records as required to conduct the Clinical Trials in accordance with the Act and all other applicable Laws and shall allow representatives of Serono to inspect such systems and records during regular business hours on


----------
request with reasonable prior notice, but not more than once per Calendar Year, unless Serono has a reasonable cause to be concerned about compliance of such systems and records with applicable Laws or the terms of this Agreement.

                2.12.3 Rights under Clinical Trial Contracts. As between OSI and Serono, Serono shall have all right, title and interest in and to any data, results or other information relating to the Product and arising from the Clinical Trials; provided, however, OSI shall have the right to use any publications or oral or written presentations of any such data, results or other information that Serono Controls in connection with its Promotion, Detailing or conduct of MSL Activities in accordance with the terms of this Agreement. OSI hereby assigns and transfers to Serono all right, title and interest that OSI may hereafter acquire pursuant to contracts for the Clinical Trials in and to any data, results or other information relating to the Product. OSI shall use its commercially reasonable efforts not to permit any publication or oral or written presentation of such data, results or other information without the prior written approval of Serono, which shall not be unreasonably withheld, and shall provide Serono the opportunity to review any proposed publication or presentation at least fifty (50) days prior to its intended presentation or submission for publication. If by the end of the foregoing period, comment or approval from Serono has not been received by OSI, then Serono's approval shall be deemed given.

                2.12.4 Costs. OSI shall bear all costs of the Clinical Trials after the Effective Date, including any applicable fees or other payments payable to third parties pursuant to contracts for the Clinical Trials. OSI shall purchase the Product for the conduct of the Clinical Trials from Serono in accordance with the forecasts for Clinical Trial supplies established by the then-current Oncology Marketing Plan. Serono shall supply such Product to OSI at Serono's (i) out-of-pocket cost for the purchase of such Product plus ** and
(ii) out-of-pocket cost for the


----------
** This portion has been redacted pursuant to a confidential treatment request.

shipment of such Product, which amounts shall be invoiced to OSI and shall be payable by OSI within thirty (30) days after the date of invoice. Serono shall ship such Product to a central location designated by OSI.

        2.13. Promotional Activities.

                2.13.1 Conduct. OSI shall conduct the Promotional activities for the Product set forth in the then-current Oncology Marketing Plan.

                2.13.2 Cost. OSI shall bear the cost of conducting all Promotional activities described in Section 2.13.1 hereof.

        2.14. MSL Activities.

                2.14.1 Conduct. OSI shall conduct the MSL Activities set forth in the then-current Oncology Marketing Plan. In the course of conducting the MSL Activities, OSI shall distribute to physicians only those materials that have been submitted to Serono for review and approval hereunder and no other materials. OSI shall send such materials to Serono for review and approval pursuant to Section 5.3.

                2.14.2 Cost. OSI shall bear the cost of conducting all MSL Activities described in Section 2.14.1 hereof.

        2.15. Activities Reports. Within thirty (30) days after the end of each Calendar Quarter during the Term, OSI shall provide the JMC with a written report (an "Activities Report") summarizing in reasonable detail the material activities undertaken by OSI during such Calendar Quarter in connection with the Oncology Marketing Plan, including the number and type of Details made by the Sales Representatives during such Calendar Quarter, and the information acquired by OSI with respect to the Product during such Calendar Quarter, to the extent OSI is not prohibited by Law or contractual obligations from disclosing such information, including market information relating to developments in the Field, competing products, acceptance of the Product, complaints and similar information.

        2.16. Communication. OSI shall have the right to arrange for its employees and outside consultants directly involved in the co-promotion of the Product to visit Serono or its Affiliates at their offices, and to discuss related activities with the technical and business personnel and consultants of Serono or its Affiliates, provided that such visits shall be upon reasonable prior notice to Serono or its Affiliates and during normal business hours and shall not unreasonably interrupt the operations of Serono or its Affiliates.

                                   ARTICLE III
                           MANAGEMENT OF CO-PROMOTION

        3.1. Joint Management Committee. In order to fulfill the objectives of this Agreement, the parties agree within thirty (30) days of the Effective Date to establish a Joint Management Committee to manage the co-promotion collaboration established hereby. The goal of the JMC will be to coordinate the activities of the parties so as to enhance the ability of each party to carry out its strategic objectives for the promotion of the Product outside the Field and within the Field, respectively, in accordance with the terms and conditions of this Agreement while minimizing duplication of efforts and potential conflicts between the parties. The parties acknowledge the potential importance of maintaining multiple active lines of communication, as well as working together to avoid unforeseen obstacles. Each party shall designate three (3) members of the JMC who shall have the requisite expertise and ability to manage this co-promotion collaboration. Either party may replace any of its designated members of the JMC from time to time upon written notice to the other party.

        3.2. Meetings. The JMC shall meet at least quarterly, or with such other frequency as may be established by the JMC from time to time. The meetings may be held in person, by telephone, or by video conference call. A reasonable period in advance of each such meeting,

OSI shall prepare the initial draft of an agenda for the meeting and shall submit the draft to Serono for comments. Each party shall use commercially reasonable efforts to cause its members of the JMC to attend each meeting. Meetings of the JMC may be held only if a quorum of at least two (2) members appointed by each party participate. The location of the meetings of the JMC shall alternate between the offices of the parties, unless otherwise agreed by the parties. Additional participants may be invited by any member to attend meetings where appropriate. Such additional participants shall not be deemed to have any of the rights or responsibilities of a member of the JMC. Following the meeting, OSI shall promptly circulate to the members of the JMC the minutes of the meeting for review, comment and ratification. Each party shall bear its own travel and related costs incurred in connection with participation in the JMC.

        3.3. Decision Making. The decisions of the JMC shall be made by majority vote, with the members of each party entitled to one (1) vote. The parties shall cause their respective members of the JMC to use diligent efforts, acting in good faith, to resolve all matters presented to them as expeditiously as possible. Any matters that the JMC is unable to resolve will be resolved through the dispute resolution process set forth in Article XIII.

        3.4. Responsibilities. The responsibilities of the JMC shall include:

                (a) reviewing and approving the strategic objectives and goals of the Oncology Marketing Plan and the implementation thereof;

                (b) reviewing the MS Marketing Plan and Oncology Marketing Plan to identify potential opportunities for cooperation and to attempt to avoid duplication of efforts and conflicts;

                (c) updating, on a Calendar Quarter basis, the forecasts in the Oncology Marketing Plan for Product, Product samples and Clinical Trial supplies for the twelve (12) month period immediately following such Calendar Quarter;

                (d) formulating strategic objectives with respect to pricing and discounting of the Product (provided that Serono shall make, with due consideration for the potential effect on Net Sales, all final decisions as to pricing and discounting of the Product);

                (e) approving strategies for promoting the Product to and contracting with Governmental Authorities, group purchasing organizations, health insurance providers, health plans, pharmacies and other appropriate entities (provided that only Serono shall have the right to contract with such bodies);

                (f) reviewing and approving the parameters and scope of the indigent patient program described in Section 5.17 hereof;

                (g) facilitating the coordination of the call centers maintained by each party to respond to medical, consumer and other inquiries as contemplated in Section 4.8 hereof;

                (h) reviewing training programs for use by OSI to train Sales Representatives and Medical Science Liaisons to ensure consistency with the terms and conditions of this Agreement; and

                (i) reviewing the progress and results of Clinical Trials and OSI's strategies for the communication of any such results.

        3.5. Retention of Rights. Notwithstanding the foregoing, each party shall retain the rights, powers, and discretion expressly granted to it under this Agreement, and the JMC shall not be delegated or vested with any such rights, powers or discretion except as expressly provided in this Agreement. The JMC shall not have the power to amend or modify this Agreement, which may only be amended or modified as provided in Section 14.7 hereof.

                                   ARTICLE IV
                               REGULATORY MATTERS

        4.1. Regulatory Approvals. All regulatory approvals within the Territory relating to the Product, including the NDA, shall be deemed the property of Serono or one of its Affiliates and held in the name of Serono or one of its Affiliates. As between Serono and OSI, Serono shall have the exclusive responsibility and final authority for all matters relating to the nature and content of the NDA or other regulatory filings submitted to the FDA or other Governmental Authority concerning the Product. Serono agrees to use commercially reasonable efforts to maintain the NDA (as it may be modified from time to time) throughout the Term in accordance with applicable Law.

        4.2. Communications with the FDA. Serono shall have the sole responsibility for communicating with the FDA and other Governmental Authorities about the Product. A copy of all such Material written communications related to the Product shall be promptly forwarded by Serono to OSI. For purposes of this
Section 4.2 and Section 4.3, a "Material" communication or submission is a communication or submission that could affect the Product Labeling with respect to the Field, adversely affect the supply or approval status of the Product, interfere with OSI's ability to Promote and Detail the Product, or relates to the conduct of the Clinical Trials.

        4.3. Submissions to the FDA. Except for the proprietary Chemistry, Manufacturing and Controls (CMC) portion of the NDA, Serono shall use commercially reasonable efforts to provide to OSI a copy of Material submissions to the FDA related to the Product reasonably in advance of their submission. Serono shall give due consideration to any comments timely received from OSI relating to such submission.

        4.4. Investigations. To the extent known by Serono and permitted by Law or any contract by which Serono is bound, Serono shall promptly provide notice to OSI and copies of any and all written communications concerning (i) the initiation of any investigation, review or inquiry by the FDA or other Governmental Authority relating to the Product, including the manufacture, quality, labeling, sale, promotion, distribution, or clinical investigation of the Product; (ii) the need for a remedial action related to one or more batches of the Product (including a recall, market withdrawal or correction); (iii) the initiation of a detention, seizure of or injunction against distribution of the Product by the FDA or other Governmental Authority; (iv) any Product-related inspection (other than routine inspections) conducted by the FDA or other Governmental Authority of any clinical research facility, manufacturing and quality control facility, distribution facility or similar facility; or (v) the receipt of any complaint concerning suspected or actual Product tampering or contamination.

        4.5. Recalls. Each party shall notify the other party promptly if any batch or lot of the Product, or the Product itself, is alleged or proven to be the subject of a recall, market withdrawal or correction in the Territory, and the parties shall cooperate in the handling and disposition of such recall, market withdrawal or correction; provided, however, that Serono shall, after making reasonable efforts to consult with OSI, have the final authority with respect to such matters. In addition, and except as set forth in the last sentence of this Section 4.5, as between Serono and OSI, Serono shall bear all costs and expenses of any such Product recall, market withdrawal or correction, including documented and direct out-of-pocket costs incurred by OSI relating thereto; expenses and other costs or obligations to third parties; the cost and expense of notifying customers; the costs and expenses associated with shipment of the recalled or withdrawn Product; and the cost and expense of replacing and destroying the Product removed from the market, if necessary. The costs, expenses or obligations of any such Product recall, market withdrawal or correction referred to in the preceding sentence shall be borne by OSI to the extent that the recall, market withdrawal or correction results from OSI's violation of Law or breach of this Agreement.

        4.6. OSI Notification. OSI shall notify Serono promptly after receiving information about the initiation of any investigation, review or inquiry by the FDA or other Governmental Authority concerning the manufacture, quality, labeling, sale, promotion, distribution, or clinical investigation of the Product.

        4.7. Adverse Drug Experiences and Technical Complaints. Reporting adverse drug experiences and technical complaints with respect to the Product, including those arising in connection with the conduct of the Clinical Trials, shall be in accordance with Exhibit B.

        4.8. Inquiries. All medical, consumer and other inquiries (including those related to patient promotion, fulfillment, patient assistance and other programs or activities) concerning the

Product in the Field shall be addressed by OSI, provided that OSI shall forward to Serono, to the attention of such person(s) as Serono shall designate, any inquiries to which it cannot respond as well as any inquiries related to indications outside the Field and any inquiries subject to the terms and conditions of Section 4.7 hereof. Serono shall forward to OSI to the attention of such person(s) as OSI shall designate, any such inquiries related to indications within the Field. OSI shall prepare reports on at least a Calendar Quarter basis describing the inquiries it has received and its responses thereto. Promptly after the Effective Date, Serono shall provide OSI with all material information known to Serono and in its possession that is relevant or appropriate to enable OSI to respond promptly to medical questions or inquiries related to the Product in the Field. Relevant new information with respect to the Product in the Field of which Serono becomes aware shall be supplied to OSI by Serono as it becomes available. OSI will establish such systems and maintain such records as required to respond to such inquiries in accordance with the Act and all other applicable Laws and shall allow representatives of Serono to inspect such systems and records during regular business hours on request with reasonable prior notice, but not more than twice per Calendar Year, unless Serono has a reasonable cause to be concerned about compliance of such systems and records with applicable Laws or the terms of this Agreement.

                                    ARTICLE V
                      SERONO'S RIGHTS AND RESPONSIBILITIES

        5.1. Product Pricing and Discounting. Subject to Sections 3.4(d) and 5.12, Serono shall have the right to determine the price of the Product and the amount and circumstances in which that price may be discounted, if at all. OSI shall not promote the Product by offering any prices or discounts other than those established by Serono.

        5.2. Contracting with Organizations. Subject to Section 3.4(e), Serono shall be responsible for contracting with those Governmental Authorities, group purchasing organizations, health insurance providers, health plans, pharmacies and other bodies that it determines are appropriate for the promotion of the Product. OSI shall not contract with any such authorities or organizations with respect to the sale of the Product.

        5.3. Approval of Promotional Materials, Training Materials and Materials used in the Conduct of MSL Activities. Serono shall approve, which approval shall not be unreasonably withheld, all Promotional Materials prior to their use by OSI in Promoting and Detailing the Product in accordance with Section 2.10. Serono shall approve, which approval shall not be unreasonably withheld, all training materials prior to their use by OSI in training Sales Representatives and Medical Science Liaisons in accordance with Section 2.7. Serono shall approve, which approval shall not be unreasonably withheld, all materials distributed to physicians in the conduct of the MSL Activities prior to such distribution in accordance with Section 2.14. Serono shall designate an employee contact to whom OSI shall send for approval all Promotional Materials, training materials and materials distributed to physicians in the conduct of the MSL Activities. OSI shall send such materials to Serono for review only after completion of full internal review and approval by OSI of such materials. Serono shall notify OSI of its approval, or required changes with respect to such materials within twenty (20) Business Days after Serono's receipt thereof.

        5.4. Distribution and Sales. Serono shall be responsible for the distribution and sales of the Product in the Territory and shall book all sales of the Product.

        5.5. Compliance with Codes and Standards. Serono shall promptly notify OSI of and provide OSI with a copy of any correspondence or other reports with respect to promotion of the Product received by Serono from either (i) the Pharmaceutical Research and Manufacturers of America (PhRMA) or the American Medical Association (AMA) relating to its compliance with the Codes or (ii) the ACCME relating to its compliance with the Standards, which correspondence or reports would be reasonably likely to have a significant effect on OSI's ability to Promote or conduct the MSL Activities hereunder.

        5.6. Communication. Serono shall have the right to arrange for its employees and outside consultants directly involved in the co-promotion of the Product to visit OSI at its offices, and to discuss related activities with the technical and business personnel and consultants of OSI, provided that such visits shall be upon reasonable prior notice to OSI and during normal business hours and shall not unreasonably interrupt the operations of OSI.

        5.7. Manufacturing Rights/Obligations. The parties understand and agree that during the Term the Product will be manufactured by a third-party manufacturer and supplied to Serono and the rights and obligations with respect to such manufacture and supply will be as set forth in the Manufacturing Agreement. Serono shall order Product samples and clinical supplies pursuant to the Manufacturing Agreement in accordance with the forecasted demands for such samples and clinical supplies set forth in the then-current Oncology Marketing Plan, including any updates thereto pursuant to Section 3.4(c). When ordering Product pursuant to the Manufacturing Agreement, Serono shall reasonably consider the forecasted demands for Product set forth in the then-current Oncology Marketing Plan, including any updates thereto pursuant to Section 3.4(c).

        5.8. NDA/Regulatory. Within thirty (30) days after the Effective Date, Serono shall provide to OSI a copy of the NDA (except for the proprietary Chemistry, Manufacturing and Controls (CMC) portion of the NDA).

        5.9. Product Supply. Serono shall use reasonable efforts to supply enough Product to satisfy demand for the Product in the Territory. If, despite such efforts to supply enough Product to satisfy such demand, there is not enough Product to meet such demand, Serono and OSI shall meet to formulate a plan for the allocation of the current supply of Product among purchasers.

        5.10. Inventory. Serono shall use commercially reasonable efforts to maintain on an ongoing basis a safety stock of Product inventory equal to the aggregate quantity of Product specified by the sales forecast in the Oncology Marketing Plan and Serono's sales forecast outside the Field for the subsequent three-month period.

        5.11. Compliance. Serono hereby covenants that in connection with the manufacture, sale and distribution of Product, Serono will comply with, and use commercially reasonable efforts to assure that its suppliers comply with, all applicable Law.

        5.12. **

        5.13. MS Marketing Plan. Serono will provide the MS Marketing Plan for Calendar Year 2003 to the JMC within sixty (60) days of Effective Date. For each subsequent Calendar Year, Serono will prepare the MS Marketing Plan and provide it to the JMC no later than thirty (30) days after the beginning of each such Calendar Year.

        5.14. Availability of Data. From time to time at the request of OSI, but not more than once in any Calendar Quarter and only during the year following the Effective Date, Serono shall make available to OSI, and Serono shall cause its Affiliates to make available to OSI, during regular business hours and on reasonable prior notice at Serono's facilities in Massachusetts, any information obtained by Serono pursuant to the License Agreement related to the Product in the Field that is relevant or appropriate to enable OSI to Promote and Detail and conduct MSL Activities and Clinical Trials, but only to the extent that such information has not already been supplied to OSI and that the provision of such information is not already otherwise contemplated in this Agreement.


----------
** This portion has been redacted pursuant to a confidential treatment request.

        5.15. Website. On any website relating solely to the Product that is owned or controlled by, or operated on behalf of, Serono (including www.novantrone.com, www.novantrone.net, www.novantrone.org, www.mitoxantrone.com, www.mitoxantrone.net and www.mitoxantrone.org (the "Websites"), Serono shall place (or cause to have placed) the OSI logo and accompanying text provided by OSI, or such other OSI logo and accompanying text as OSI may designate from time to time in writing to Serono, subject to review and approval of any such text by Serono. Any such logo and accompanying text shall be given appropriate placement on such websites and shall link to a uniform resource locator ("URL") address designated by OSI, which URL address may be changed by OSI from time to time upon reasonable notice to Serono; provided, however, that before providing any such link to a URL address, Serono shall have the right to review and approve the contents thereof. OSI grants Serono the right to establish a link to the Websites or other websites designated by Serono and approved by OSI from specific websites relating solely to the Product owed or controlled by, or operated on behalf of, OSI. OSI also grants Serono the right to place (or cause to have placed) the Serono logo and accompanying text provided by Serono, or such other Serono logo and accompanying text as Serono may designate from time to time in writing to OSI, on such OSI websites, subject to review and approval of any such text by OSI.

        5.16. **

        5.17. Indigent Patient Program. Serono shall conduct an indigent patient program with respect to the Product pursuant to terms that shall be submitted to the JMC for review and comment. The parties acknowledge that Serono may conduct such program using the services of a third-party vendor. OSI shall pay its proportionate share of the Product supply and shipment costs and Serono's reasonable cost of conducting such program, including labor, overhead and out-of-pocket costs and expenses, based upon the proportion of patients participating in such


----------
** This portion has been redacted pursuant to a confidential treatment request.

program who are being treated for indications within the Field to the total number of patients participating in such program. This amount shall be invoiced to OSI at the end of each Calendar Quarter based on the conduct of such program during the prior Calendar Quarter and shall be payable by OSI within thirty (30) days after the date of invoice.

        5.18. Sales Report. Each week Serono shall provide to OSI a report of the sales of the Product in the Territory for the prior week and year to date.

        5.19. IMS Data. At OSI's request, Serono shall make commercially reasonable efforts to arrange for the provision to OSI of IMS DDD (drug distribution data) related to the Product. OSI shall pay all costs Serono incurs to secure and have such data provided to OSI; provided, however, that OSI shall approve such costs in advance.

                                   ARTICLE VI
                                     PAYMENT

        6.1. Initial Fee. In consideration of the grant of rights hereunder and in addition to the other payments provided for in this Agreement, OSI shall pay to Serono, within ten (10) days of the Effective Date, a non-creditable and nonrefundable initial fee of Forty-five Million Dollars ($45,000,000).

        6.2. Transition Services Fee. In consideration of Serono's agreement pursuant to the terms of this Agreement to provide to OSI certain services during the Initial Period, including providing Promotional Materials, training materials and other materials and providing customer support services for the Field, OSI shall pay to Serono, within ten (10) days of the Effective Date, a non-creditable and nonrefundable transition services fee of Ten Million Dollars ($10,000,000).

        6.3. Maintenance Fee. In consideration of the ongoing rights to Promote and Detail the Product hereunder during the Maintenance Term and in addition to the other payments provided for in this Agreement, OSI shall pay to Serono on April 1, 2003 and by the first day of each Calendar Quarter thereafter occurring during the Maintenance Term, a non-creditable and nonrefundable payment of **.

        6.4. Net Sales Report. Serono shall use commercially reasonable efforts to deliver to OSI within forty-five (45) days, but in no event later than sixty
(60) days, after the end of each Calendar Quarter during the Term a report of Net Sales during such Calendar Quarter and on a cumulative basis for the applicable Calendar Year, including (i) an accounting of the deductions from Net Sales permitted by the definition thereof, and (ii) adjustments, if any, to Net Sales permitted by the definition thereof.

        6.5. Net Sales Determination. To determine Net Sales, Serono must distinguish sales of the Product in the Field from sales of the Product outside the Field. To distinguish such sales, Serono shall contract with a third-party vendor, which third party vendor shall periodically, but no less often than each Calendar Quarter, establish, as accurately as is reasonably possible, the percentage of Product sales in the Field. Such percentage shall then be applied in an appropriate manner to sales of the Product in the Territory to determine Net Sales. Exhibit C describes a method for such measurement. The parties agree that as soon as practicable after the Effective Date, and in any event within thirty (30) days thereafter, they will review and, if necessary, optimize the method described in Exhibit C; provided, however, that Serono shall have the right finally to determine such method. Thereafter either party shall from time to time have the right, upon written notice to the other party and following consultation with the other party, to request a review of such method to ensure its continuing accuracy and such review shall then be performed. Following the performance of such review, Serono shall have the right finally to determine any modifications to such method. The parties shall share equally the out-of-pocket costs incurred by Serono in selecting and contracting with such third-party vendor and performing any of the aforementioned reviews. This amount shall be invoiced to OSI at the end


----------
** This portion has been redacted pursuant to a confidential treatment request.

of each Calendar Quarter based on the costs incurred by Serono during the prior Calendar Quarter and shall be payable by OSI within thirty (30) days after the date of invoice. The determination of the third party as to the sales of the Product in the Field shall be final and binding on the parties, absent manifest error, and shall not be subject to audit under this Agreement.

        6.6. Commission Payment. During the Term, Serono shall pay to OSI within sixty (60) days of the end of each Calendar Quarter the amounts set forth in this Section 6.6 (each, a "Commission Payment"). The Commission Payment is calculated based on a percentage of the Net Sales in each Calendar Year during the Term, and the applicable percentage shall change upon the occurrence of certain events and as Net Sales in the applicable Calendar Year exceed certain increments as follows:

                (a) During each Calendar Year from the Effective Date  **:

                Increments of Aggregate Annual           Commission
                         Net Sales                      Applicable to
                 (in Millions of US Dollars)            Such Increment
                         **                                **
                         **                                **

                (b) during each Calendar Year from the ** to the **, ** of Net Sales; and

                (c) during each Calendar Year following the **, ** of Net Sales.

        **. The Commission Payment owed to OSI for the last Calendar Quarter in any Calendar Year during the Term shall equal the product of the cumulative Net Sales for such Calendar Year and the applicable commission percentages set forth above, minus the cumulative


----------
** This portion has been redacted pursuant to a confidential treatment request.

amount of Commission Payments paid with respect to the prior Calendar Quarters of such Calendar Year. Serono shall promptly notify OSI of the occurrence of the
**.

        6.7. Payment Currency. All amounts due under this Agreement shall be paid to the designated party in United States dollars.

        6.8. Payments. All payments under this Agreement shall be made on or before the date due and payable by electronic transfer in immediately available funds to the respective account designated in writing by the applicable party at least two (2) Business Days before the payment is due, but a party shall not be required to provide any such notice unless such account has been changed since such notice was last provided. OSI shall notify Serono's treasurer, or such other party as Serono's treasurer shall designate in writing, by facsimile transmission as to the date and amount of any payment that OSI shall make prior to such transfer. Serono shall notify OSI's treasurer, or such other party as OSI's treasurer shall designate in writing, by facsimile transmission as to the date and amount of any payment that Serono shall make prior to such transfer. All payments under this Agreement shall bear interest from the date due and payable until paid at an annual rate equal to **.

        6.9. Taxes. Unless otherwise required by law, each party shall be responsible for paying and reporting all of its own taxes (including VAT or withholding taxes) and fees incurred in connection with this Agreement.

        6.10. Withholding Taxes. Notwithstanding Section 6.9 each party shall be indemnified against and held harmless by the other party (or its assignee) from any incremental tax liability (including VAT or withholding taxes) imposed on such party as the result of an assignment by the other party of its rights or obligations under this Agreement pursuant to Section 14.5. In the event of any such assignment, (i) the assignee shall gross up any payments it makes to the extent


----------
** This portion has been redacted pursuant to a confidential treatment request.

necessary so that the net payment received by the non-assigning party after any such incremental tax liability equals the amount due under this Agreement; and
(ii) for the avoidance of doubt, the non-assigning party shall not be required to pay any gross up or other amounts to the assigning party on account of any taxes (including VAT or withholding taxes) that would not have been imposed but for such assignment.

                                   ARTICLE VII
                             ACCOUNTING AND REPORTS

        7.1. Books and Records. Serono shall keep and shall cause to be kept accurate records in sufficient detail to enable the Commission Payments described in Section 6.6 to be determined and to be verified by OSI.

        7.2. Audit. Upon the written request of OSI, at OSI's expense and not more than once in any Calendar Year, Serono shall permit an independent accountant of national prominence selected by OSI, and approved by Serono (which approval shall not be unreasonably withheld), to have access during normal business hours to those records of Serono or its Affiliates as may be reasonably necessary to verify the accuracy of the reports furnished by Serono pursuant to
Section 6.4, in respect of any Calendar Quarter ending not more than two (2) years prior to the date of such notice. Such accountant shall not disclose any information except that which should properly be contained in a report required under Section 6.4 of this Agreement. Upon the expiration of two (2) years following the end of any Calendar Quarter, the calculation of amounts payable with respect to such Calendar Quarter shall be binding and conclusive upon OSI, and Serono and its Affiliates shall be released from any liability or accountability with respect to payments for such Calendar Quarter. The report prepared by such independent accountant, a copy of which shall be sent or otherwise provided to Serono by such independent accountant at the same time it is sent or otherwise provided to OSI, shall contain the conclusions of such independent accountant regarding the audit and will specify that the amounts paid to OSI for the period under audit were correct or, if incorrect, the amount of any underpayment or overpayment. If such independent accountant's report shows any underpayment, Serono shall remit or shall cause its Affiliates to remit to OSI within thirty (30) days after Serono's receipt of such report, (i) the amount of such underpayment with interest as set forth in Section 6.8, and (ii) if such underpayment exceeds ** of the total amount owed for the period then being audited, the reasonable and necessary fees and expenses of such independent accountant performing the audit, subject to reasonable substantiation thereof. Any overpayments shall be fully creditable against amounts payable in subsequent payment periods or remitted to Serono, at Serono's request. OSI agrees that all information subject to review under this Section 7.2 shall be deemed Confidential Information of Serono and that OSI shall retain and cause its accountant to retain all such information in confidence in accordance with
Article IX hereof.

        7.3. Sales Force Efforts. In addition to those records that OSI is required to maintain pursuant to Section 2.11 or Law, for two (2) years following each Calendar Year, OSI shall keep records relating to the Promotion and Detailing activities reported in the Activities Reports for such Calendar Year. Upon reasonable prior written notice to OSI, such records shall be available for inspection and audit by Serono once per year to determine compliance with the terms of this Agreement.

                                  ARTICLE VIII
                          INTELLECTUAL PROPERTY RIGHTS

        8.1. Trademark and Corporate Logos.

                8.1.1 Promotion. The Product shall be promoted and sold solely under the Trademark and shall be packaged and labeled with Serono's trade dress, Serono's corporate logo, and OSI's corporate logo. As soon as is reasonably practical after the Effective Date,


----------
** This portion has been redacted pursuant to a confidential treatment request.

Serono shall design the packaging and labeling for the Product. OSI shall reimburse Serono for all costs incurred by Serono in connection with modifying the existing packaging and labeling for the Product to incorporate OSI's logo. The Product will be packaged using the redesigned packaging and labeling only after the stock of packaging and labeling materials in existence or production on the Effective Date is exhausted, unless OSI agrees to pay for the replacement of such unused stock of packaging and labeling materials. Serono agrees to promptly provide to OSI upon reasonable request an estimated cost for the replacement of the then-current stock of packaging and labeling materials. Any amounts payable by OSI pursuant to this Section 8.1.1 shall be invoiced to OSI and payable within thirty (30) days of the date of such invoice. All training materials utilized by OSI hereunder and Promotional Materials shall bear the OSI corporate logo and the Serono corporate logo. Serono shall provide to OSI an electronic copy of Serono's corporate logo for use on the Promotional Materials and the training materials. OSI shall provide to Serono an electronic copy of OSI's corporate logo for use on the Product. During the Term, Serono grants to OSI the non-exclusive right to use the Serono corporate logo in the Territory solely for the purpose of OSI's Promotion and Detailing of the Product in accordance with the terms of this Agreement. During the Term and for a reasonable period of time thereafter as described below, OSI grants to Serono the non-exclusive right to use the OSI corporate logo in the Territory solely for the purpose of Serono's promotion of the Product. Except as contemplated herein, neither party shall otherwise have any rights in or to the other party's trademarks or corporate logo or the goodwill pertaining thereto. OSI agrees that upon termination or expiration of this Agreement it will discontinue forthwith all use of the Trademark and the Serono corporate logo. Serono agrees that following the termination or expiration of the Agreement, it will promptly discontinue all use of the OSI corporate logo; provided, however, that Serono shall be permitted to use all Promotional Materials and training materials and to sell all Product inventory in existence or in production at the time of such termination or expiration.

                8.1.2 Infringement. OSI shall inform Serono promptly of any infringement of or challenge to the Trademark in the Territory, in each case whether actual or threatened, which comes to the notice of OSI. As between OSI and Serono, Serono shall have the exclusive right, at its sole cost and expense, to take action in respect of the registration, defense, infringement and maintenance of the Trademark, and OSI shall provide reasonable assistance and cooperation with such activities as Serono may reasonably request, at Serono's sole cost and expense.

        8.2. Copyrights. Subject to Sections 2.7 and 2.10, Serono shall own all copyrights relating to the Promotional Materials and to the training materials for the Sales Representatives and the Medical Science Liaisons, and such copyrights shall be deemed Copyrights. As between OSI and Serono, Serono shall have the exclusive right, at its sole cost and expense, to take action in respect of the registration, defense, and infringement of the Copyrights, and OSI shall provide reasonable assistance and cooperation with such activities as Serono may reasonably request, at Serono's sole cost and expense.

        8.3. Know-How. All commercial information relating to the Product in the Field which is not known to the public and is developed during the Term, by or on behalf of either party acting alone or jointly, in connection with the co-promotion or other activities contemplated under this Agreement shall be owned by Serono and shall be deemed Know-How; provided, however, that Know-How shall not include any data or information that compose the regulatory approvals relating to the Product, including the NDA, or any data, results or other information relating to the Product and arising from the Clinical Trials. Serono shall have the exclusive right, at its sole cost and expense, to take action in respect of the maintenance, protection, defense, and infringement of the Know-How, including by filing any patent applications with respect thereto, and OSI shall provide reasonable assistance and cooperation with such activities as Serono may reasonably request, at Serono's sole cost and expense.

        8.4. Patent. OSI will not make any admission or take any action that would reasonably be expected (such expectation to be as of the time such admission is made or such action is taken) to (i) render a Valid Claim under the Patent invalid or unenforceable, or (ii) materially limit Serono's or the Patent owner's ability to prosecute, defend or enforce the Patent. OSI shall inform Serono promptly of any infringement of or challenge to the Patent in the Territory, in each case whether actual or threatened, which comes to the notice of OSI. As between OSI and Serono, Serono shall have the exclusive right, at its sole cost and expense, to take action in respect of the prosecution, maintenance, defense and enforcement of the Patent, and OSI shall provide reasonable assistance and cooperation with such activities as Serono may reasonably request, at Serono's sole cost and expense.

        8.5. License Agreement and Manufacturing Agreement. Serono covenants and agrees with OSI that Serono: (i) shall not execute, or otherwise permit to be made, any amendment, modification or waiver to the License Agreement or Manufacturing Agreement that would have a material adverse effect on OSI's Promotion and Detailing of the Product, without the prior written consent of OSI; (ii) shall not terminate the License Agreement, without the prior written consent of OSI; and (iii) shall not take any action that might reasonably be expected to result in the termination of the License Agreement or the Manufacturing Agreement by the counterparties thereto.

                                   ARTICLE IX
                            CONFIDENTIAL INFORMATION

        9.1. Treatment of Confidential Information. During the Term and for seven (7) years after the expiration or termination of this Agreement, each party shall maintain Confidential Information of the other party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to third parties or use it for any purpose other than performance of this Agreement.

        9.2. Disclosure to Affiliates and Agents. Each party may disclose Confidential Information to its Affiliates and its and their officers, directors, employees, consultants and agents, and Serono may disclose Confidential Information to the counterparties to the Manufacturing Agreement and the License Agreement, in connection with performance of this Agreement, but only to the extent necessary to enable such parties to perform their obligations hereunder or under the applicable agreement, as the case may be; provided that such officers, directors, employees, consultants, and agents have entered into appropriate confidentiality agreements for secrecy and non-use of such Confidential Information containing provisions no less onerous than those set forth herein.

        9.3. Injunctive Relief. Each party acknowledges and agrees that the provisions of this Article IX are reasonable and necessary to protect the other party's interests in its Confidential Information, that any breach of the provisions of this Article IX may result in irreparable harm to such other party, and that the remedy at law for such breach may be inadequate. Accordingly, in the event of any breach or threatened breach of the provisions of this Article IX by a party hereto, the other party, in addition to any other relief available to it at law in equity or otherwise, shall be entitled to seek temporary and permanent injunctive relief restraining the breaching party from engaging in and/or continuing any conduct that would constitute a breach of this
Article IX, without the necessity of proving actual damages or posting a bond or other security.

                                    ARTICLE X
                 REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

        10.1. Serono's Representations. Serono hereby represents and warrants as of the Effective Date as follows:

                (a) Serono has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement have been duly and validly authorized and approved by proper corporate action on the part of Serono.

                (b) Neither the execution and delivery of this Agreement nor the performance hereof by Serono requires Serono to obtain any permits, authorizations or consents from any Governmental Authority or from any other party (including Immunex Corporation with respect to the License Agreement); and such execution, delivery and performance will not result in the breach of or give rise to any termination of any agreement to which Serono may be a party and which relates to the Product, including the License Agreement and the Manufacturing Agreement.

                (c) There are no actions (including class actions), suits, proceedings or claims pending or, to the knowledge of Serono, threatened against Serono or any of its Affiliates at law or in equity or before or by any Governmental Authority in the Territory, relating to the Product.

                (d) Serono has not received written notice of any orders, investigations, actions or proceedings, or of any alleged violations or noncompliance with the NDA, or any warning letters, in each such case, that would reasonably be expected to result in the revocation, suspension or material adverse modification of the NDA or otherwise would reasonably be expected to have a material adverse effect on (i) OSI's ability to Promote and Detail the Product or (ii) Net Sales.

                (e) Other than **, there are no agreements that have been assumed or entered into by Serono and are currently in effect that offer a discount on the purchase price of the Product; provided, however, that such representation and warranty shall not be deemed to extend to any agreements or other arrangements with respect to discounts on the purchase price


----------
** This portion has been redacted pursuant to a confidential treatment request.

of the Product that are entered into with any Governmental Authorities or offered through programs (such as Medicare and Medicaid) administered by any Governmental Authorities.

                (f) The License Agreement and the Manufacturing Agreement, in the form provided by Serono to OSI, are in full force and effect and have not be modified or amended and there exists no default under either agreement by Serono, or to Serono's knowledge, any other party to either agreement or any event which, with the notice or lapse of time or both, would constitute a default thereunder by Serono or, to Serono's knowledge, any other party to either such agreement.

                (g) Serono has not intentionally withheld from OSI any material information in Serono's possession with respect to the safety and effectiveness of the Product.

                (h) With respect to the redacted version of the License Agreement provided by Serono to OSI, the redacted portions of the License Agreement, whether taken alone or together with unredacted provisions of the License Agreement, (i) do not impose any additional obligations on OSI and (ii) do not in any way conflict with any provision of this Agreement.

                (i) Serono is not currently using any devices for dispensing or administering the Product that accompany the Product as it is sold.

                (j) Serono or its Affiliates are not currently paying any amounts to third parties (other than the counterparties to the License Agreement and the Manufacturing Agreement as of the Effective Date) to permit the manufacture, use, sale, offer for sale and import of the Product in the Field in the Territory pursuant to agreements entered into with third parties owning or controlling a patent that, but for such agreements, would bar the manufacture, use, sale, offer for sale or import of the Product in the Field in the Territory.

        10.2. OSI's Representations. OSI hereby represents and warrants as of the Effective Date as follows:

                (a) OSI has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement have been duly and validly authorized and approved by proper corporate action on the part of OSI.

                (b) Neither the execution and delivery of this Agreement nor the performance hereof by OSI requires OSI to obtain any permits, authorizations or consents from any Governmental Authority or from any other person; and such execution, delivery and performance will not result in the breach of or give rise to any termination of any agreement or contract to which OSI may be a party, which termination would reasonably be expected to have a material adverse effect on OSI's ability to perform hereunder.

        10.3. Indemnification of OSI.

                10.3.1 Indemnity. Serono shall indemnify, defend and hold OSI and its Affiliates and its and their respective directors, officers, employees and agents (the "OSI Parties") harmless from and against any and all Losses incurred, suffered or sustained by the OSI Parties, or to which the OSI Parties become subject, to the extent arising out of any third party claims, actions, suits, or proceedings ("Third Party Claims") resulting from or relating to (i) the death or injury of a third party (except for the death or injury of a participant in a Clinical Trial occurring after the earlier of OSI's having obtained appropriate clinical trial insurance coverage for the Ongoing Clinical Trials or March 18, 2003, as contemplated in Section 2.12.1) caused or allegedly caused by the use, sale, or offer for sale of the Product; (ii) the death or injury of a third party caused or allegedly caused by the manufacture of the Product; (iii) the infringement of any trademarks, know-how, patent rights or other intellectual property rights of any third party caused or allegedly caused by the manufacture, use, sale, offer for sale, or importation of the Product or the use of display of the Trademark; (iv) the breach by Serono of any of its representations, warranties or covenants herein; or (v) any gross negligence, bad faith, recklessness or willful misconduct of any of the Serono Parties.

                10.3.2 Limitation. None of the obligations in Section 10.3.1 shall apply to the extent that any Loss results from any breach of this Agreement by OSI or any gross negligence, bad faith, recklessness, or willful misconduct of any of the OSI Parties.

        10.4. Indemnification of Serono.

                10.4.1 Indemnity. OSI shall indemnify, defend and hold Serono and its Affiliates and its and their respective directors, officers, employees and agents and the counterparties to the Manufacturing Agreement and the License Agreement (the "Serono Parties") harmless from and against any and all Losses incurred, suffered or sustained by the Serono Parties, or to which the Serono Parties become subject, resulting from or relating to (i) the death or injury of a participant in a Clinical Trial occurring after the earlier of OSI's having obtained appropriate clinical trial insurance coverage for the Ongoing Clinical Trials or March 18, 2003, as contemplated in Section 2.12.1; (ii) the breach by OSI of any of its representations, warranties or covenants herein; or
(iii) or any gross negligence, bad faith, recklessness, or willful misconduct of any of the OSI Parties.

                10.4.2 Limitation. None of the indemnities in Section 10.4.1 shall apply to the extent that any Loss results from any breach of this Agreement by Serono or any gross negligence, bad faith, recklessness, or willful misconduct of the Serono Parties.

        10.5. Indemnification Procedures for Third Party Claims. The following procedures shall apply to any Third Party Claim for which an OSI Party or a Serono Party, as the case may be (the "Indemnified Party"), may be entitled to indemnification under this Article X. To be eligible to be indemnified for a Third Party Claim, the Indemnified Party shall (i) provide the party required to indemnify the Indemnified Party (the "Indemnifying Party") with prompt written notice of the Third Party Claim giving rise to the indemnification obligation under this Article X, which notice shall include a reasonable identification of the alleged facts giving rise to such Third Party Claim; provided, however, that the failure to provide prompt notice shall not relieve the Indemnifying Party of any of its obligations under this Article X except to the extent the Indemnifying Party is actually prejudiced thereby; (ii) provide the Indemnifying Party with the exclusive ability to defend (with the reasonable cooperation of the Indemnified Party) against the Third Party Claim; and (iii) not settle, admit (unless legally required to do so) or materially prejudice the Third Party Claim without the Indemnifying Party's prior written consent. The Indemnified Party shall reasonably cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in the defense of any Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate and have counsel selected by it participate, at

----------------
the Indemnified Party's expense, in any action for which the Indemnified Party seeks to be indemnified by the Indemnifying Party. The Indemnifying Party shall not settle or compromise, or consent to the entry of any judgment with respect to, any Third Party Claim, without the prior written consent of the Indemnified Party, which will not be unreasonably withheld or delayed; provided, however, that the Indemnifying Party may settle or compromise any Third Party Claim if the settlement or compromise provides for an unconditional release of the Indemnified Party.

        10.6. Non-Duplicative Payment. In calculating amounts payable to an Indemnified Party, the amount of the Losses shall not be duplicative of any other Losses for which an indemnification claim has been made and shall be computed net of (i) payments recoverable by the Indemnified Party under any insurance policy with respect to such Losses; (ii) any prior or subsequent recovery by the Indemnified Party from any third party with respect to such Losses; or (iii) any tax benefit receivable by the Indemnified Party with respect to such Losses.

        10.7. Insurance. Subject to generally available and customary terms and conditions of general liability insurance policies, each party shall as soon as practicable, but in no event later than sixty (60) days after the Effective Date, obtain, maintain and keep in force for the Term comprehensive general liability insurance, including coverage for products and completed operations, covering its indemnification obligations hereunder with a minimum limit of ** combined single limit for Bodily Injury and Property Damage. It is understood that such insurance shall not be construed to limit a party's liability with respect to such indemnification obligations. Such insurance shall be placed with a first class insurance carrier with at least a BBB rating by Standard & Poor's. Promptly after execution and delivery of this Agreement, each party shall furnish a certificate of insurance to the other party evidencing the foregoing endorsements, coverage and limits, and providing that such insurance shall not expire or be canceled or modified without at least thirty (30) days prior notice to the other party.


----------
** This portion has been redacted pursuant to a confidential treatment request.

        10.8. Limitation of Liability. IN NO EVENT SHALL OSI OR SERONO BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOSS OF REVENUE OR LOSS OF PROFITS) RESULTING FROM OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT TO THE EXTENT ANY SUCH DAMAGES (i) ARE PAID TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM OR
(ii) RESULT FROM A BREACH OF ARTICLE IX, SECTION 8.4 OR THE LICENSES GRANTED IN
SECTION 8.1.

                                   ARTICLE XI
                              TERM AND TERMINATION

        11.1. Term. This Agreement shall be effective as of the Effective Date and shall continue in force until the expiration of the Term.

        11.2. Termination for Breach. Either party (the "Non-breaching Party") may terminate this Agreement by written notice to the other party (the "Breaching Party") if the Breaching Party is in default of any of its material obligations hereunder and fails to remedy such default within ninety (90) days (thirty (30) days in the case of a payment default) after written notice thereof by the Non-breaching Party specifying in reasonable detail the nature of such breach.

        11.3. Termination Upon Other Events. In the event that during the Maintenance Term (i) the NDA (as it may be modified from time to time) is revoked by the FDA or (ii) the License Agreement is terminated, OSI may terminate immediately this Agreement. Within ninety (90) days of the end of the second Calendar Year and each Calendar Year thereafter, OSI may terminate this Agreement with six (6) months' prior written notice to Serono if Net Sales ** during the immediately preceding Calendar Year.

        11.4. Termination after the First Generic Date. OSI may terminate this Agreement with ninety (90) days prior written notice to Serono at any time after the First Generic Date.


----------
** This portion has been redacted pursuant to a confidential treatment request.

        11.5. Termination for Bankruptcy. This Agreement may be immediately terminated by either party if the other party becomes insolvent, makes an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such party, or has a receiver or trustee appointed for all or substantially all of its property, provided, however, that in the case of an involuntary bankruptcy proceeding such right to terminate shall only become effective if the party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

        11.6. Survival of Obligations. Notwithstanding any termination or expiration of this Agreement, (i) neither party shall be relieved of any obligations incurred prior to such termination or expiration, (ii) the obligations of the parties with respect to the protection and nondisclosure of Confidential Information (Article IX), Indemnification (Article X), as well as any other Section of this Agreement which is required to give effect to such termination or expiration or the consequences of such termination or expiration, shall survive such termination or expiration, and (iii) unless this Agreement expressly provides that termination shall be the sole and exclusive remedy for a particular breach hereof, either party's right to terminate this Agreement shall be in addition to and not in lieu of all other rights or remedies that the party giving notice of termination may have at law, in equity or otherwise. If this Agreement is terminated as a result of the termination of the License Agreement, then this Agreement at the option of the counterparty to the License Agreement shall be assigned by Serono to such counterparty. Upon termination or expiration of this Agreement, each party shall within thirty (30) days thereafter destroy all Confidential Information of the other party in its possession and/or under its control; provided, however, that each party shall have the right to retain one archival copy of Confidential Information for its legal files for the sole purposes of establishing its rights and determining its obligations under this Agreement. At the request of the other party, a party shall deliver a certification, executed by an officer of such party, that all Confidential

Information of the other party has been destroyed as set forth in this Section 11.6, subject to the right to retain one archival copy as set forth in this
Section 11.6.

                                   ARTICLE XII
                                 NON-COMPETITION

        12.1. Mitoxantrone. During the Maintenance Term or until the earlier termination of this Agreement, without Serono's prior written approval, OSI shall not, directly or indirectly, develop, manufacture, market, sell, detail, promote or distribute in the Territory any pharmaceutical product other than the Product containing mitoxantrone, including novel formulations or modified forms of mitoxantrone, as an active ingredient for therapeutic use in humans. Following the Maintenance Term until the end of the Term, Serono shall have the right to terminate this Agreement in the event OSI, directly or indirectly, develops, manufactures, markets, sells, details, promotes or distributes in the Territory any pharmaceutical product other than the Product containing mitoxantrone, including novel formulations or modified forms of mitoxantrone, as an active ingredient for therapeutic use in humans.

        12.2. Other Products. During the Maintenance Term or until the earlier termination of this Agreement, without Serono's prior written approval, OSI shall not, directly or indirectly, develop, manufacture, market, sell, detail, promote or distribute in the Territory any ethical pharmaceutical product containing an anthracycline other than the Product for therapeutic use in humans for the treatment of prostate cancer, lymphoma or leukemia. For the avoidance of doubt, the limitations on OSI set forth in this Section 12.2 are in addition to, rather than in lieu of, those set forth in Section 12.1.

                                  ARTICLE XIII
                               DISPUTE RESOLUTION

        13.1. Disputes Concerning Matters Subject to Determination by the JMC. The parties intend that, to the maximum extent practicable, that with respect to matters subject to determination by the JMC, they shall reach decisions hereunder cooperatively through the deliberations of the JMC and by consent of its members as described in Section 3.3. In situations in which such cooperative decision making does not occur, any two members of the JMC may institute the procedure described in this Article XIII. In such circumstances, a summary of the proposed JMC action and the unresolved dispute will be provided in writing to the CEO of OSI and the CEO of Serono's Affiliate, Serono, S.A. The parties' CEO's or, at their election, an executive officer of each party who has direct reporting responsibility to the CEO of that party shall discuss the proposed JMC action, and shall meet and attempt to resolve the matter by either approving in writing the proposed JMC action (whether or not in a revised form) or agreeing in writing to reject it within five (5) Business Days following the receipt by them of the summary of the proposed action and the unresolved dispute (or such lesser or longer period as they may agree is a useful period for their discussions). In the event that the parties' CEO's or their designees are unable pursuant to the preceding sentence to resolve any dispute relating to Section 3.4(a) hereof, such disputes shall be resolved within ten (10) Business Days thereafter by the CEO of OSI and in the event that the parties' CEO's or their designees are unable pursuant to the preceding sentence to resolve any dispute relating to Sections 3.4(d), 3.4(e) and 3.4(f) hereof, such disputes shall be resolved within ten (10) Business Days thereafter by the CEO of Serono.

        13.2. Other Disputes. Notwithstanding the foregoing, any dispute concerning any matter that is not specifically described herein as subject to determination by the JMC, including a dispute asserting breach of this Agreement, shall be submitted exclusively to the federal court in the State of Delaware, and the parties hereby consent to the jurisdiction and venue of such court.

                                   ARTICLE XIV
                                  MISCELLANEOUS

        14.1. Entire Agreement. This Agreement, together with all of the Exhibits hereto, constitutes the entire agreement between the parties and supersedes all prior and contemporaneous oral and written agreements, understandings or arrangements relating to the subject matter hereof.

        14.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the doctrine of conflict of laws.

        14.3. Notices. All notices, reports and other communications by OSI or Serono to the other party shall: (i) be in writing; (ii) refer specifically to this Agreement; and (iii) be sent by electronic or facsimile transmission for which a confirmation of delivery is obtained or by express courier services providing evidence of delivery, in each case to the respective address specified below (or to such updated address as may be specified in writing to the other party from time to time).

                If to Serono:

                      Ares Trading S.A.
                      Chateau de Vaumarcus
                      2028 Vaumarcus
                      Switzerland
                      Attn: General Manager
                      Fax: 41-32-836-3899

                with a copy to:

                      Serono International S.A.
                      15 bis, Chemin des Mines
                      Case Postale 54
                      CH-1211 Geneve 20
                      Switzerland
                      Attn: General Counsel
                      Fax: 41-22-739-3070

                and a copy to:

                      Serono, Inc.
                      One Technology Place
                      Rockland, Massachusetts 02370
                      Attn: Vice President and General Counsel, North America
                      Fax: 781-681-2934

                If to OSI:

                      OSI Pharmaceuticals, Inc.
                      58 South Service Road
                      Melville, New York  11747
                      Attn:  Geoffrey Cooper, Ph.D.
                      Vice President, Corporate Development

                      Fax: (631) 962-2021

                with a copy to:

                      OSI Pharmaceuticals, Inc.
                      58 South Service Road
                      Melville, New York  11747
                      Attn:  Barbara A. Wood, Esq.
                      General Counsel
                      Fax: (631)293-2218

                and a copy to:

                      Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. 666 Third Avenue, 24th Floor
                      The Chrysler Center
                      New York, New York  10017
                      Attn: Joel I. Papernik, Esq.
                      Fax: (212) 983-3115

Such notice, report or other communication will be deemed effective as of the date so delivered either by courier service or by electronic or facsimile transmission.

        14.4. Force Majeure. Neither party shall be in breach of this Agreement if there is any failure of performance under this Agreement (except for payment of any amounts due hereunder) occasioned by any act of God, fire, act of government or state, war, civil commotion, insurrection, terrorism, failure or delay of transportation, embargo, prevention from or hindrance in obtaining energy or other utilities, labor disputes of whatever nature or any other reason beyond the control and without the fault or negligence of the party affected thereby (a "Force Majeure Event"). Such excuse shall continue as long as the Force Majeure Event continues. Upon cessation of such Force Majeure Event, the affected party shall promptly resume performance hereunder. Each party agrees to give the other party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected party will be unable fully to perform its obligations hereunder. The affected party further agrees to use reasonable efforts to correct the Force Majeure Event as quickly as possible and to give the other party prompt written notice when it is again fully able to perform such obligations.

        14.5. Assignment. Except as otherwise provided herein, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior consent of OSI, in the case of any assignment by Serono, or Serono, in the case of any assignment by OSI, except assignment, in whole or in part, to an Affiliate of the assigning party or to any other party who acquires all or substantially all of the business of the assigning party by merger, sale of assets or otherwise, so long as such Affiliate or other party agrees in writing to be bound by the terms of this Agreement. To the extent any rights or obligations of a party are assigned to an Affiliate of such party then any business transaction, change in control or other event that, in each case, causes such Affiliate to cease to be an Affiliate of the assigning party, shall be deemed an assignment of the rights or obligations held by such former Affiliate and shall require prior written consent of the other party. Any attempted assignment in violation hereof shall be null and void.

        14.6. Performance by an Affiliate. Each of Serono and OSI acknowledge that obligations under this Agreement may be performed by Affiliates of Serono and OSI. Each of Serono and OSI guarantee performance of this Agreement by its Affiliates, notwithstanding any assignment to Affiliates in accordance with
Section 14.5 of this Agreement.

        14.7. Amendments and Waivers. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, whether oral or written, except that the parties may amend this Agreement by written instruments specifically referring to, and executed in the same manner as, this Agreement. No waiver of any right or remedy hereunder shall be effective unless in a writing signed by the party to be bound, nor shall any waiver in one instance constitute a waiver of the same or any other right or remedy in any other instance. No delay or omission by a party to exercise or avail itself of any right, power or privilege that it has or may have hereunder shall operate as a waiver of any right, power or privilege by such party.

        14.8. Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law: (i) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as is possible; and (ii) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. If the terms and conditions of this Agreement are materially altered as a result of this Section 14.8, the parties shall attempt to renegotiate the terms and conditions of this Agreement, in good faith, to resolve any inequities.

        14.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of such counterparts taken together shall constitute one and the same instrument.

        14.10. Relationship of the Parties. Each party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement. No employee or representative of a party shall have any authority to bind or obligate the other party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other party without such party's prior written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers between the parties.

        14.11. Non-Solicitation of Employees. During the Term, neither party shall, directly or indirectly, recruit, or solicit any employee of the other party or any of such other party's

Affiliates if such employee has been materially involved in the performance of this Agreement, except pursuant to general solicitations not targeted at such employees.

        14.12. Press Releases. The parties hereby each approve the form of joint press release set forth in Exhibit D hereto, and will cooperate in the release thereof as soon as practicable after the signature of this Agreement by the parties. No other public announcement or other disclosure to third parties concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either party hereto, without first obtaining the written approval of the other party, which shall include agreement upon the nature and text of such announcement or disclosure; provided, however, that Serono shall be permitted to disclose the terms of this Agreement to the counterparty to the License Agreement. The party desiring to make any such public announcement or other disclosure shall inform the other party of the proposed announcement or disclosure by providing the other party with a written copy thereof, and allowing reasonably sufficient time prior to public release to permit such other party to comment upon such announcement or disclosure. Once any such public announcement or disclosure has been approved in accordance with this Section 14.12, which approval shall not be unreasonably withheld, then either party may appropriately communicate information contained in such permitted announcement or disclosure. Notwithstanding the foregoing, a party may make such disclosure where required by applicable Law or applicable stock exchange regulation or order or other ruling of a competent court, provided, however, that the disclosing party shall use reasonable efforts to notify the other party prior to making such disclosure. Each party agrees that it shall reasonably cooperate with the other with respect to all disclosures regarding this Agreement to the Securities and Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either party included in any such disclosure.

        14.13. Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of either party hereto. No such third party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either party hereto.

        14.14. Headings. The article and section headings contained herein are for reference only and shall not be considered a part of this Agreement, nor shall they in any way affect the interpretation hereof.

        14.15. Interpretation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

        14.16. Further Assurances; Covenant to Cooperate. Each of the parties agree, during the Term, that it will execute and deliver any and all such documents and instruments and take any and all such other actions as the other party may reasonably request in order to consummate and make effective the transactions contemplated by this Agreement.

        14.17. No Set Off. No party shall have any right to set-off any amount owed by it to the other party or an Affiliate thereof under this Agreement from any amount owed by such other party or one of its Affiliates to the first party under this Agreement, another agreement or otherwise, without the prior written consent of the other party.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement to be effective as of the Effective Date.

ARES TRADING S.A.                           OSI PHARMACEUTICALS, INC.
By:   /s/ Leon Bushara                      By:   /s/ Colin Goddard, Ph.D.
   ---------------------------------           ---------------------------------
Name:     Leon Bushara                      Name:     Colin Goddard, Ph.D.
     --------------------------------            -------------------------------
Title:    Authorized Representative         Title:    Chief Executive Officer
      -------------------------------              -----------------------------

                                    EXHIBIT A

                             ONGOING CLINICAL TRIALS

                                       **

----------
** This portion has been redacted pursuant to a confidential treatment request.

                                    EXHIBIT B

                   ADVERSE EVENT REPORTING; PRODUCT COMPLAINTS

This is to advise the parties of the requirements for data exchange between them regarding reports of adverse experiences and product complaints related to the use of the Product which will be marketed in accordance with this Agreement.

It is a requirement of the FDA that the parties record, investigate, summarize and review all adverse experiences and product complaints associated with the Product. The parties understand that reporting requirements differ from country to country, and because at least one party is a multinational company often subject to multiple jurisdictions, the reporting standards contained herein may be more stringent than FDA requirements. The parties require compliance with the higher standard contained herein. The parties agree to adhere to requirements of local laws and regulations, which relate to the reporting and investigation of adverse experiences and product complaints.

In order to ensure that all relevant safety data related to the Product will be duly reported to appropriate regulatory authorities, the parties agree to establish within sixty (60) days after the effective date a detailed Pharmacovigilance Agreement, outlining the responsibilities of each party in connection with collecting and reporting of adverse events and product complaints in accordance with the following provisions:

(i) All Product complaints and reports of adverse experiences associated with the use of the Product shall be promptly transmitted by OSI to Serono. OSI shall provide Serono all necessary assistance to follow up and document such Product complaints and reports of adverse experiences associated with the use of the Product.

(ii) Serono shall promptly investigate all Product complaints and reports of adverse experiences, associated with the use of the Product, upon receiving such complaints or reports of adverse experiences associated with the use of the Product.

(iii) Serono shall establish and maintain the global safety database for the Product.

(iv) Serono shall submit reports of all adverse experiences associated with the use of the Product and other required safety information, e.g., Field Alert Reports, Periodic Safety Update Reports and Annual Safety Reports, to the FDA and other Governmental Authorities, in accordance with the applicable legal requirements, copies of which shall be promptly provided to OSI.

(v) Serono shall have the sole responsibility for revising the Product labeling, as needed, to adequately warn of the potential risks identified by reports of adverse drug experiences associated with the use of the Product and from Product complaints, and shall notify OSI in writing of the approval of any such labeling changes by the FDA or any other Governmental Authority.

                                    EXHIBIT C

                                       **

----------
** This portion has been redacted pursuant to a confidential treatment request.

                                    EXHIBIT D

                                  PRESS RELEASE


[(OSI) pharmaceutical LOGO]
                                                [serono LOGO]


                                                                    NEWS RELEASE

Contact:       OSI Pharmaceuticals, Inc.                  Burns McClellan (representing OSI)
               Kathy Galante                              Jonathan Nuggent (investors)
               Director                                   Kathy Jones, Ph.D. (media)
               Investor & Public Relations                (212) 213-0006
               (631) 962-2000

               Serono in Geneva, Switzerland              Serono, Inc.,  Rockland, MA
               Media Relations: Tel: 41-22-739-36-00      Media Relations: Tel: 781-681-2340
               Fax:  41-22-739-30-85                      Fax: 781-681-2935
               http://www.serono.com                      http://www.seronousa.com
               Investor Relations: Tel: 41-22-739-36-01   Investor Relations: Tel: 781-681-2552
               Fax: 41-22-739-30-22                       Fax: 781-681-2912
               Reuters: SEOZ.VX/SRA.N
               Bloomberg: SEO VX/SRA US


          SERONO AND OSI PHARMACEUTICALS ANNOUNCE AGREEMENT FOR OSI TO

                        MARKET NOVANTRONE(R) IN ONCOLOGY

MELVILLE, NEW YORK AND GENEVA, SWITZERLAND - MARCH 12, 2003 - OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) and Serono S.A. (virt-x: SEO and NYSE: SRA) announced today that they have entered into an agreement by which OSI will market and promote the drug Novantrone(R) (mitoxantrone concentrate for injection) for the approved oncology indications in the United States. In consideration for these exclusive rights, OSI will pay Serono initial fees totaling $55 million plus maintenance fees in return for commissions on net sales in oncology. To support Novantrone(R), OSI intends to build commercial operations which will include a sales force and an associated marketing and sales management infrastructure.

Novantrone(R) is approved by the U.S. Food and Drug Administration for the treatment of acute nonlymphocytic leukemia (ANLL), which includes myelogenous, promyelocytic, monocytic and erythroid acute leukemias, and the relief of pain associated with advanced hormone-refractory prostate cancer (HRPC). The drug is also approved for certain advanced forms of multiple sclerosis (MS). Serono will continue to be responsible for the marketing of the multiple sclerosis indication for Novantrone(R) and book all U.S. sales in all indications. Total sales of Novantrone(R) in 2002, were approximately $80 million. Serono acquired from Amgen the U.S. rights to Novantrone(R) for both MS and oncology in December 2002.

"Gaining access to a high-quality, marketed oncology product to both build a revenue base and allow us to seed a commercial organization has been a key corporate goal over the last two years," stated Colin Goddard, Ph.D., Chief Executive Officer of OSI Pharmaceuticals. "We see Novantrone(R) as a well established therapeutic product in oncology of about the right size that became available at the right time, and we have moved aggressively to secure this opportunity. We believe our new relationship with Serono represents a win-win for both parties. Further, we believe this deal, coupled with our recently announced intention to acquire Cell Pathways' pro-apoptotic pipeline and the marketed oncology-care product Gelclair(TM), represent major steps forward in continuing to build a high quality oncology organization."

"We have found an excellent partner in OSI, who have a significant commitment to developing a commercial presence in the field of oncology," said Ernesto Bertarelli, Serono's Chief Executive Officer. "This agreement enables Serono to focus on Novantrone(R) in our specialist area of multiple sclerosis, while ensuring that the product continues to be well supported in its oncology indications."

Novantrone(R) is a synthetic antineoplastic anthracenedione used intravenously as an anti-cancer agent. The product was approved by the FDA in 1987 for ANLL and in 1996 for the relief of pain associated with HRPC. It was registered for MS indications in October 2000. It is a DNA-reactive agent that intercalates into DNA through hydrogen bonding, causing crosslinks and strand breaks. Novantrone(R) also interferes with RNA and is a potent inhibitor of topoisomerase II, an enzyme responsible for uncoiling and repairing damaged DNA.

CONFERENCE CALL INFORMATION
OSI will host a conference call today, March 12th, at 10:00A.M. Eastern Time. To access the live call or the seven-day archive via the Internet, log on to www.osip.com. Please connect to OSI's website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to view the webcast. Alternatively, please call 1-800-388-8975 (U.S.) or 1-973-694-2225 (international) to listen to the call. Telephone replay is available approximately two hours after the call through March 19, 2003. To access the replay, please call 1-800-428-6051(U.S.) or 1-973-709-2089
(international). The conference ID number is 287199.

ABOUT OSI
OSI Pharmaceuticals, Inc. is a leading biotechnology company focused on the discovery, development and commercialization of high-quality, next-generation oncology products that both extend and improve the quality-of-life for cancer patients worldwide. OSI has a balanced pipeline of oncology drug candidates that includes both next-generation cytotoxic agents and novel mechanism-based, gene-targeted therapeutics. OSI's most advanced drug candidate,

Tarceva(TM) (erlotinib HCl), a small-molecule inhibitor of the EGFR gene, is currently in Phase III clinical trials for lung and pancreatic cancers.

ABOUT SERONO
Serono is a global biotechnology leader. The Company has six recombinant products on the market, Rebif(R), Gonal-F(R), Luveris(R), Ovidrel(R)/Ovitrelle(R), Serostim(R) and Saizen(R) (Luveris(R) is not approved in the USA). In addition to being the world leader in reproductive health, Serono has strong market positions in neurology, metabolism and growth. Serono's research programs are focused on growing these businesses and on establishing new therapeutic areas. Currently, there are over 30 projects in development.

In 2002, Serono achieved worldwide revenues of US $1.546 billion, and a net income of US $321 million, making it the third largest biotech company in the world. Serono operates in 45 countries, and its products are sold in over 100 countries. Bearer shares of Serono S.A., the holding company, are traded on the virt-x (SEO) and its American Depositary Shares are traded on the New York Stock Exchange (SRA).

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the impact of acquisitions and divestitures on the synergies of OSI's programs, the success of research and development activities and of pre-clinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.

Some of the statements in this press release are forward looking. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Serono S.A. and affiliates to be materially different from those expected or anticipated in the forward-looking statements. Forward-looking statements are based on Serono's current expectations and assumptions, which may be affected by a number of factors, including those discussed in this press release and more fully described in Serono's Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission on May 21 2002. These factors include any failure or delay in Serono's ability to develop new products, any failure to receive anticipated regulatory approvals, any problems in commercializing current products as a result of competition or other factors, our ability to obtain reimbursement coverage for our products, and government regulations limiting our ability to sell our products. Serono has no responsibility to update the forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this press release.

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